UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2011 (February 7, 2011)

HUGHES Telematics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33860	26-0443717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 1800 Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 573-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 7, 2011, HUGHES Telematics, Inc. (the “Company”) completed a private placement of 1,428,572 shares of its common stock, par value $0.0001, to a group of accredited investors who are not affiliated with the Company (the “Purchasers”) at a per share price of $3.50, pursuant to the terms of a Stock Purchase Agreement, dated February 7, 2011, by and among the Company and each of the Purchasers (the “Stock Purchase Agreement”). The aggregate purchase price for the common stock sold in the private placement was approximately $5.0 million. The Company intends to use the net proceeds from the private placement for general corporate purposes. In connection with the private placement, the Company entered into an amendment to its Amended and Restated Credit Agreement dated as of March 31, 2008 with Morgan Stanley Senior Funding, Inc. as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders from time to time party thereto (the “First Lien Credit Agreement”) providing for the waiver of the requirement to use 25% of the net cash proceeds from the private placement for the repayment of senior secured term indebtedness

The sale of the common stock in the private placement was not registered under the Securities Act of 1933 (the “Securities Act”), and the shares may not be sold in the United States absent a registration statement or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

Concurrent with the private placement, the Company entered into an incremental loan commitment agreement with the Purchasers pursuant to which the Purchasers made loans in the aggregate principal amount of approximately $5.0 million under the terms of the credit agreement with PLASE HT, LLC, as administrative agent, collateral agent and original lender (the “Second Lien Credit Agreement”). The loans under the Second Lien Credit Agreement bear interest at 9.0% per annum, payable-in-kind, and are guaranteed by all of the Company’s existing and future domestic subsidiaries. The loans are secured by a second priority lien on substantially all of the Company’s tangible and intangible assets, including the equity interests of the Company’s subsidiaries. The liens granted in connection with the Second Lien Credit Agreement are expressly subject and subordinated to the liens securing the Company’s obligations under the First Lien Credit Agreement. The Second Lien Credit Agreement was previously filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 22, 2009. In addition, the Company entered into an amendment to the Second Lien Credit Agreement (the “Amendment”) pursuant to which, among other things, the Second Lien Credit Agreement was amended to provide that, in the event of certain defaults under the Second Lien Credit Agreement, notice from either the majority of all lenders or a majority of the incremental loan lenders is required for the Administrative Agent to enforce the lenders’ claims against the Company.

In connection with the issuance of the loans under the Second Lien Credit Agreement, the Company issued warrants (the “Warrants”) to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $5.99 per share, subject to certain customary anti-dilution provisions.

In connection with the private placement and the issuance of the Warrants, the Company entered into a Registration Rights Agreement, dated February 7, 2011 (the “Registration Rights Agreement”) with the Purchasers requiring that, among other things, the Company register the resale of the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the Warrants. If the Company does not meet certain deadlines with respect to making a registration statement covering such resale effective, then cash penalties of 1% of the purchase price per month of up to twelve months may apply.

The foregoing is a summary of the terms of the Stock Purchase Agreement, the Amendment, the Warrants and the Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, the Amendment, the form of the Warrants and the Registration Rights Agreement, copies of which are attached hereto and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure regarding the Company’s issuance of loans under the Second Lien Credit Agreement under Item 1.01 of this current report is also responsive to this item 2.03 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure regarding the Company’s issuance and sale of shares of common stock and the issuance of the Warrants under Item 1.01 of this current report is also responsive to this item 3.02 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number		Description

99.1	–	Stock Purchase Agreement, dated February 7, 2011, by and among HUGHES Telematics, Inc. and the purchasers set forth therein.

99.2	–	Third Amendment to the Credit Agreement, by and among HUGHES Telematics, Inc., the lenders set forth therein and PLASE HT, LLC as administrative agent and collateral agent.

99.3	–	Form of Warrants.

99.4	–	Registration Rights Agreement, dated February 7, 2011, by and among HUGHES Telematics, Inc. and the Investors set forth therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUGHES TELEMATICS, INC.

Dated: February 8, 2011	By:	/s/ CRAIG KAUFMANN
	Name:	Craig Kaufmann
	Title:	Senior Vice President Finance and Treasurer